Exhibit 10.1

BRUNSWICK RESTORATION PLAN

(As Amended and Restated Effective January 1, 2013)

Table of Contents
Page

SECTION 1 General		1
1.1	History, Purpose and Effective Date	1
1.2	Definitions, References	1
1.3	Plan Administration, Source of Benefit Payments	2
1.4	Applicable Laws	2
1.5	Plan Year	2
1.6	Accounting Date	2
1.7	Gender and Number	2
1.8	Notices	2
1.9	Limitations on Provisions	2
1.10	Claims and Review Procedures	2

SECTION 2 Participation		3
2.1	Eligibility to Participate	3
2.2	Beneficiary	3
2.3	Termination of Participation	3
2.4	Plan Not Contract of Performance	3

SECTION 3 Accounts and Contributions		3
3.1	Participant Accounts	3
3.2	Supplemental Elective Contributions	3
3.3	Restoration Matching Contributions	4
3.4	Restoration Variable Retirement Contributions	4

SECTION 4 Plan Accounting		5
4.1	Adjustment of Accounts	5
4.2	Statement of Accounts	5

SECTION 5 Payment of Plan Benefits		5
5.1	Distribution on Termination	5
5.2	Effect of Change in Control	5
5.3	Unforeseeable Financial Emergencies	6
5.4	Distributions To Persons Under Disability	6
5.5	Benefits May Not Be Assigned or Alienated	6
5.6	Withholding for Tax Liability	6

SECTION 6 Committee		7
6.1	Powers of Committee	7
6.2	Delegation by Committee	7
6.3	Information to be Furnished to Committee	7
6.4	Liability and Indemnification of Committee	7

SECTION 7 Amendment and Termination		8

BRUNSWICK RESTORATION PLAN
SECTION 1
General

1.1    History, Purpose and Effective Date. Brunswick Corporation (the “Company”) has previously established the Brunswick Rewards Plan and the Brunswick Retirement Savings Plan (“Savings Plan”) to provide retirement and other benefits to or on behalf of its eligible employees and those of its affiliates which, with the consent of the Company, adopt the Rewards Plan and/or the Savings Plan.  The Company also previously maintained the Brunswick Rewards Plan with Variable Profit Sharing which was merged with and into the Rewards Plan effective January 1, 2008 (the Brunswick Rewards Plan and the Brunswick Rewards Plan with Variable Profit Sharing are referred to hereafter as the “Rewards Plan”).  Contrary to the desire of the Company, the amount of the employer contributions which may be made to the Rewards Plan and the Savings Plan by or for the benefit of employees may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”).  Therefore, the Company established the Brunswick Restoration Plan (the “Plan”), effective as of January 1, 2000, to assure that affected individuals would receive benefits in an amount comparable to the amount that they would have received if certain limitations of the Code were not applicable to the Rewards Plan and the Savings Plan.  Effective January 1, 2002, the Plan was amended to permit Participants to make “Supplemental Elective Contributions” to the Plan (defined below), to cause the “Restoration Matching Contributions” (defined below) to be based on such Supplemental Elective Contributions, and to reflect changes made to the Rewards Plan and Savings Plan.  Effective January 1, 2004 the Plan was amended and restated to provide for participation by participants in the Rewards Plan and to clarify the impact on benefits under the Plan of a Participant's deferral of compensation under the Company's Automatic Deferred Compensation Plan or Elective Deferred Compensation Plan (together with its successor, the Brunswick Corporation 2005 Elective Deferred Incentive Compensation Plan, the “Elective Plan”).  Effective July 1, 2004, the Plan was amended and restated to provide for the establishment of “Deferred Compensation Accounts” (defined below) for amounts deferred under the Elective Plan, which for administrative purposes would be payable under this Plan.  Effective July 13, 2005, the Plan was amended and restated to modify the eligibility provisions in certain respects.  The Plan was further amended and restated effective as of January 1, 2009 to comply with the requirements of Section 409A of the Code and the final regulations issued thereunder.   Effective January 1, 2013, the Plan was amended and restated as set forth herein, and the Elective Plan was similarly amended and restated, to transfer from this Plan to the Elective Plan the provisions applicable to the distribution of the amounts deferred under the Elective Plan, without any change in the terms and conditions of such distributions. The Company and any affiliate of the Company which adopts the Plan for the benefit of its eligible employees are referred to below, collectively, as the “Employers” and individually as an “Employer”.

1.2    Definitions, References.  Unless the context clearly requires otherwise, any word, term or phrase used in the Plan shall have the same meaning given to it under the terms of the Rewards Plan or the Savings Plan, whichever is applicable.  Any reference in the Plan to a provision of the Rewards Plan or the Savings Plan shall be deemed to include reference to any comparable provision of any amendment of that plan.

1.3    Plan Administration, Source of Benefit Payments.  The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company.  In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 6.  The amount of any benefit payable under the Plan shall be paid from the general revenues of the Company.  The Company's obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Company or any affiliate thereof; provided, however, that, nothing in this Plan shall require the Company to establish any trust to provide benefits under the Plan.

1.4    Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.5    Plan Year.  The “Plan Year” shall be the calendar year.

1.6    Accounting Date.  The “Accounting Date” shall be the last business day of each month and each additional date specified by the Committee.

1.7    Gender and Number.  Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8    Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices.  Any notice required under the Plan may be waived by the person entitled to notice.

1.9    Limitations on Provisions.  The provisions of the Plan and the benefits provided hereunder shall be limited as described herein.  Any benefit payable under the Rewards Plan or the Savings Plan shall be paid solely in accordance with the terms and conditions of the Rewards Plan or the Savings Plan, as applicable, and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Rewards Plan or the Savings Plan.

1.10    Claims and Review Procedures.  The claims procedure applicable to claims and appeals of denied claims under the Rewards Plan or the Savings Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.

SECTION 2

Participation

2.1    Eligibility to Participate.  Each employee of an Employer shall be eligible to participate in the Plan for a Plan Year if such employee is eligible to participate in the Rewards Plan or the Savings Plan and such employee's annual rate of base pay is at least $20,000 over the compensation amount in effect for such Plan Year under section 414(q)(1)(B) of the Code.  Subject to subsection 2.3, once an employee has become eligible to participate in the Plan for a Plan Year, the employee shall continue to be eligible to participate in the Plan for future Plan Years.  Each eligible employee who makes an effective “Participation Election” under subsection 3.2 for a Plan Year shall be a “Participant” with respect to contributions for such Plan Year.  Each person in whose name an Account (as defined in subsection 3.1) is maintained shall be a “Participant” with respect to the maintenance, hypothetical investment and distribution of such Account.

2.2    Beneficiary.  A Participant's “Beneficiary” under the Plan shall be identical to his beneficiary under the Rewards Plan or the Savings Plan, whichever the Participant last participated in at the time of his death.

2.3    Termination of Participation.  Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that participation by one or more Participants or Beneficiaries shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the entire interest of such Participant or Beneficiary under the Plan shall, in the discretion of the Committee, be segregated from the Plan, and such Participant(s) or Beneficiary(ies) shall cease to have any interest under the Plan.

2.4    Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Accounts and Contributions

3.1    Participant Accounts.  The Committee shall maintain a “Supplemental Elective Contribution Account,” a “Restoration Matching Account” and a “Restoration Variable Retirement Contribution Account,” and such subaccounts as the Committee deems necessary or appropriate, in the name of each person who is a Participant, for bookkeeping purposes only.   Such accounts are sometimes referred to collectively as the Participant's Accounts and individually as the Participant's “Account.”
3.2    Supplemental Elective Contributions.  For any Plan Year, an eligible employee may file with the Committee a “Participation Election” in accordance with uniform rules established by the Committee which, in all events, shall be filed prior to the first day of the Plan Year to which it relates (or within 30 days after the Participant's hire date, if later).  To the extent that a Participation Election relates to deferral of performance-based bonus (within the meaning of Section 409A of the Code), it shall be made no later than six months before the end of the performance period or such other time as may be required under Section 409A of the Code.  A Participant's Participation Election shall indicate the Participant's agreement to defer from Compensation and have credited to the Participant's Accounts the amount of any Pre-Tax Contributions that the Participant elected to contribute to the Rewards Plan or the Savings Plan for the Plan Year for which the Supplemental Elective Contributions Participation Election is made, but that cannot be contributed to such Plan due to the limits under sections 401(a)(17), 402(g) and 415 of the Code or imposed under the Plan to enable the Plan to pass the nondiscrimination requirements of sections 401(k)(3) and 401(m)(2) of the Code, or due to the

Participant's deferral of compensation under the Brunswick Corporation Automatic Deferred Compensation Plan or the Elective Plan.
3.3    Restoration Matching Contributions.  For any Plan Year, the Restoration Matching Account of a Participant who has made an effective Participation Election for such Plan Year will be credited with an amount equal to the remainder of (a) minus (b), where:
(a)equals (i) the matching rate applicable to the Participant under the Rewards Plan or the Savings Plan, as applicable, multiplied by (ii) the amount, up to the maximum percentage of the Participant's Compensation for such Plan Year which is eligible for a Matching Contribution under the plan applicable to the Participant, of Pre-Tax Contributions the Participant elected to contribute to the Rewards Plan or the Savings Plan, as applicable, for the Plan Year (without regard to the limits under the Code or imposed under the Rewards Plan or the Savings Plan, as applicable, to enable such Plan to comply with such limits or due to the Participant's deferral of compensation under the Brunswick Corporation Automatic Deferred Compensation Plan) or the Elective Plan; and

(b)equals the Matching Contributions made on the Participant's behalf under the Rewards Plan or the Savings Plan, as applicable, for the Plan Year.

3.4    Restoration Variable Retirement Contributions.  For any Plan Year in which a Participant participates in the Rewards Plan, such Participant's Restoration Variable Retirement Contribution Account will be credited with an amount equal to the difference between (a) the Variable Retirement Contributions, as defined in the Rewards Plan, that would have been contributed on behalf of the Participant to the Rewards Plan for that Plan Year, in accordance with the terms thereof, determined without regard to the limitations of sections 415 or 401(a)(17) of the Code or to the Participant's deferral of compensation under the Brunswick Corporation Automatic Deferred Compensation Plan or the Elective Plan, and (b) the amount of Variable Retirement Contributions actually made to the Rewards Plan on behalf of the Participant.  Credits to the Participant's Restoration Variable Retirement Contribution Account pursuant to this subsection 3.4 (called “Restoration Variable Retirement Contributions”) shall be made at the same time that Variable Retirement Contributions would otherwise have been credited to his account under the Rewards Plan.

SECTION 4

Plan Accounting

4.1    Adjustment of Accounts.  The amounts determined under subsections 3.1, 3.2, 3.3 and 3.4 shall be credited to the appropriate Account of a Participant in accordance with uniform rules established by the Committee, and thereafter shall be adjusted from time to time in accordance with procedures established by the Committee to reflect the increase or decrease in value from the assumed investment of the Participant's Account balance in one or more hypothetical investments that the Committee specifies from time to time.  Such amounts may be adjusted to reflect employment taxes payable with respect to deferred compensation prior to termination of employment.  The Committee may not retroactively eliminate any assumed investment alternative.  To the extent and in the manner permitted by the Committee, the Participant may elect to have different portions of his Account balance adjusted for any period on the basis of different hypothetical investments.  Notwithstanding the election by Participants of certain hypothetical investments and the adjustment of their Accounts based on such investment decisions in accordance with uniform rules established by the Committee, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.

4.2    Statement of Accounts.   The Company shall periodically provide each Participant with a statement of the transactions in the Participant's Accounts.

SECTION 5

Payment of Plan Benefits

5.1    Distribution on Termination.  Subject to the following provisions of this Section 5, as of the Accounting Date coincident with or next following a Participant's separation from service, within the meaning of Section 409A of the Code, there shall be payable to him or, in the event of his death, to his Beneficiary an amount equal to the entire balance of his Accounts in a lump sum payment in cash and such amount shall be paid to the Participant (or his Beneficiary) within 90 days after the Participant's separation from service; provided, however, that distribution due to a separation from service (other than on account of death) to a Participant who is an executive officer or corporate officer or an employee in Salary Grade 21 or above, or is otherwise considered a “specified employee” under Section 409A of the Code, shall not be made until the date which is six months after the date of the Participant's separation from service.

5.2      Effect of Change In Control.  During the period beginning 30 days prior to and ending 12 months after a Change in Control of the Company, the Committee, in its discretion, may terminate the Plan, in which case the entire balance of all Participants' Accounts shall be distributed in an immediate lump sum payment in accordance with the requirements of Section 409A of the Code.  For this purpose, “Change in Control” of the Company shall mean a change in control event, within the meaning ascribed to such term under Section 409A of the Code and applicable regulations issued thereunder; provided, however, in no event shall an acquisition of assets under Treasury Regulation 1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of all or substantially all of the Company's assets.

5.3    Unforeseeable Financial Emergencies. In the event of an “Unforeseeable Financial Emergency,” a Participant may, in accordance with rules and procedures established by the Committee, make a withdrawal from such Participant's Supplemental Elective Contribution Account of up to the amount reasonably needed to satisfy the Unforeseeable Financial Emergency (including amounts necessary to pay income taxes or penalties reasonably anticipated to result from the withdrawal).  “Unforeseeable Financial Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant's spouse or dependent, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and shall be determined by the Committee in its discretion in accordance with the requirements of Section 409A of the Code.

5.4    Distributions To Persons Under Disability.  In the event a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or

Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

5.5    Benefits May Not Be Assigned or Alienated.  The benefit payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated. Notwithstanding the foregoing, vested Plan benefits may be transferred to an alternate payee (within the meaning of Section 414(p)(8) of the Code) pursuant to a domestic relations order that the Committee determines satisfies the criteria set forth in paragraphs (1), (2), and (3) of Section 414(p) of the Code (a “DRO”).  Any benefits payable to an alternate payee under the Plan will be paid in a lump sum payment within 90 days after the Committee determines the order satisfies the requirements of a DRO.

5.6    Withholding for Tax Liability.  The Company may reduce any Account balance to reflect the payment of any taxes due on amounts deferred under the Plan and may withhold or cause to be withheld from any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

SECTION 6

Committee

6.1    Powers of Committee.  Responsibility for the day-to-day administration of the Plan shall be vested in the Committee.  The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee.  The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.  Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

6.2    Delegation by Committee.  The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.  Until the Committee takes action to the contrary, the powers and responsibilities of the Committee shall be delegated to the Vice President and Chief Human Resources Officer (or his delegate) of the Company, subject to such direction as may be provided to the Vice President and Chief Human Resources Officer or his delegate from time to time by the Committee.

6.3    Information to be Furnished to Committee.  The Employers shall furnish the Committee with such data and information as may be required for it to discharge its duties.  The records of the Employers as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4    Liability and Indemnification of Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers.  The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

Amendment and Termination

The Committee may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant or Beneficiary under the Plan.  The Committee, by Plan amendment or termination, may prospectively (a) modify or eliminate the right to have amounts credited to any Restoration Matching Account or Restoration Variable Retirement Contribution Account of any Participant and (b) prospectively change the rate at which earnings are credited to Account balances and or the hypothetical investment vehicles.  Notwithstanding the foregoing provisions of this Section 7, the Committee may amend or terminate the Plan at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.